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                                                                    Exhibit 23.7

                          INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
Ideal Accents, Inc. and Subsidiaries
Miami, Florida


         We consent to the incorporation by reference in this Registration Statement of Ideal Accents, Inc. and Subsidiaries on Form SB-2/A of our reports dated January 28, 2003 of Ideal Accents, Inc. and Subsidiaries for the years ended December 31, 2002 and 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

         We are aware that our review reports on the unaudited interim financial information of Ideal Accents, Inc. and Subsidiaries for the three and six months ended June 30, 2003 and 2002 dated August 14, 2003 are included in this Registration Statement of Ideal Accents, Inc. and Subsidiaries of Form SB-2/A.

         We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Rotenberg & Company, LLP

Rotenberg & Co., LLP
Rochester, New York
  September 12, 2003